SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 20, 2005

Northern Growers, LLC

(Exact name of registrant as specified in its charter)

South Dakota	0-50711	77-0589881
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

48416 144th Street P.O. Box 356 Big Stone City, South Dakota		57216
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 862-7902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

On April 20, 2005, Northern Lights Ethanol, LLC, a South Dakota limited liability company and majority-owned subsidiary of the registrant, Northern Growers, LLC, entered into a new management agreement with Broin Management, LLC for managing Northern Lights’ ethanol plant in Big Stone City, South Dakota. The terms of the management agreement will commence on July 1, 2005, following the termination of the existing management agreement. Under the new agreement, Broin Management will continue to manage Northern Lights’ plant through June 30, 2010. In exchange for Broin Management’s services, Northern Lights will pay Broin Management a management fee of $450,000.00 per year, adjusted annually for inflation based on the Consumer Price Index. In addition, Northern Lights will pay Broin Management an incentive fee of not more than 5% of Northern Lights’ audited annual net income, payable quarterly. With the exception of a few circumstances, Broin Management and Northern Lights may only terminate the management agreement “for cause.” Jeff Broin, a member of the Northern Lights’ board of managers, serves as the manager and principal owner of Broin Management. Larry Ward, another member of Northern Lights’ board of managers, serves as an employee of Broin and Associates, Inc., the design/builder of the ethanol plant. A copy of the new management agreement will be filed in Northern Growers’ next periodic report.

Item 1.02.              Termination of a Material Definitive Agreement.

As a result of the new management agreement entered into between Broin Management, LLC and Northern Lights Ethanol, LLC, described in Item 1.01 above, the existing management agreement between Northern Lights Ethanol and Broin Management, dated November 2, 2000, will be terminated on June 30, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN GROWERS, LLC

Dated: April 26, 2005	By:	/s/ Robert Narem
Robert Narem, Chief Executive Officer